Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PAETEC Holding Corp. of our reports dated April 30, 2010 and April 30, 2009, relating to our audits of the consolidated financial statements, included in the Current Report on Form 8-K/A of PAETEC Holding Corp. filed on January 7, 2011.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia
June 3, 2011